                                                                    Exhibit 99.1
Press Release

BURNHAM PACIFIC ANNOUNCES THE APPOINTMENT OF JAY L. SCHOTTENSTEIN AS CO-CHAIRMAN OF ITS BOARD AND THE RETENTION OF DDR REAL ESTATE SERVICES AS LIQUIDATION AGENT

SAN DIEGO, CALIF.-- September 12, 2000--Burnham Pacific Properties, Inc. today announced that it has appointed Jay L. Schottenstein, Chairman of the Board of Schottenstein Stores Corporation, Value City Department Stores and American Eagle Outfitters, Inc., as Co-Chairman of the Board of Directors. In addition, it has retained DDR Real Estate Services, Inc. ("DDRRES"), an affiliate of Developers Diversified Realty Corp. and Coventry Real Estate Partners, to assist the Company in the liquidation of its properties and to provide a variety of other services in connection with the Company's previously announced plan of liquidation, including property management, leasing oversight and construction management services.

Scott C. Verges, the Company's President and interim Chief Executive Officer, stated "We are pleased to have a professional with the proven track record and business acumen of Jay Schottenstein agree to serve as our Co-Chairman." Mr. Schottenstein's appointment was made pursuant to an agreement that the Company entered with a group affiliated with Mr. Schottenstein and Michael L. Ashner, as part of which Mr. Ashner has also joined Burnham's Board. Mr. Ashner is Chief Executive Officer of Winthrop Financial Associates, a Limited Partnership, which is engaged in real estate asset management.

Under the agreement, members of the Schottenstein/Ashner group, who own approximately 9.8% of the Company's common stock, have agreed to vote their shares in favor of the Company's plan of liquidation and director nominees. Pursuant to the agreement and related changes to the Company's shareholder rights plan, the members of the Schottenstein/Ashner group will be permitted to beneficially own, in the aggregate, up to 19.9% of the Company's common stock, subject to limitations relating to the Company's continued qualification as a real estate investment trust. In addition, the members of the Schottenstein/Ashner group have dismissed with prejudice their pending litigation against Burnham. The Company and the group members have mutually released all claims between them and, as part of the settlement, Burnham has paid to the group $1 million and has agreed to pay to the group an additional $1.5 million if and when the preferred stock has been redeemed. These payments constitute a reimbursement to the group for expenses incurred and in connection with providing such release.

Burnham also announced today that it has retained DDR Real Estate Services, Inc. ("DDRRES"), an affiliate of Developers Diversified Realty Corp. and Coventry Real Estate Partners, to assist the Company in the liquidation of its properties and to provide a variety of other services in connection with the Company's previously announced plan of liquidation, including property management, leasing and construction management services. In consideration of these services, the Company will pay to DDRRES customary management, leasing and construction management fees. DDRRES may also earn an incentive fee in an amount equal to ten percent of the amount, if any, by which liquidating distributions (defined as all distributions in excess of net income under generally accepted accounting principles) paid to the Company's common stockholders exceed $7.50 per share. The agreement is generally conditioned upon the approval by Burnham's stockholders of the Company's plan of liquidation. A copy of the Liquidation and Property Management Services Agreement between Burnham and DDRRES will be filed shortly by Burnham with the Securities and Exchange Commission under cover of Form 8-K.

Commenting on the agreement, Verges said, "We are pleased to have engaged a firm with such a strong national reputation in the retail real estate industry to assist us in our efforts to maximize shareholder value as we implement our plan of liquidation."

Last week, Burnham announced that Prudential Real Estate Investors has agreed to acquire 15 West Coast retail properties from the company for approximately $355 million. Fourteen properties will be acquired through a joint venture with Developers Diversified Realty Corp. and Coventry Real Estate Partners, and one property will be wholly owned by Developers Diversified Realty.

Burnham also announced today that its Board of Directors has declared a regular quarterly dividend on the Company's common stock in an amount of $0.10 per share to stockholders of record on September 19, 2000. The payment date for the dividend is September 29, 2000.

Burnham Pacific Properties, Inc. is a real estate investment trust (REIT) that focuses on value-added retail real estate opportunities. On a quarterly basis, Burnham makes available supplemental information that includes property and corporate level detail which is available upon request. More information on Burnham may be obtained by calling 800.462.5181, or visiting the Company's website at www.burnhampacific.com.

This news release contains forward-looking statements that predict or indicate future events or trends or that do not relate to historical matters. There are a number of important factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, uncertainties in the strategic alternatives process, the Company's ability to consummate binding agreements with prospective purchasers of its assets, as well as other factors discussed in the Company's periodic reports filed with the Securities and Exchange Commission, including the risk factors that were disclosed in our Form 10-K that was filed with the SEC on March 30, 2000. You should be aware that the risk factors contained in that Form 10-K may not be exhaustive. Therefore, we recommend that you read the information in that Form 10-K together with other reports and documents that we file with the SEC from time to time, including our Forms 10-K, 10-Q and 8-K, which may supplement, modify, supersede or update those risk factors.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

Burnham Pacific Properties, Inc. plans to mail a proxy statement to its stockholders containing information about the plan of liquidation and the election of directors. Investors and securityholders of Burnham Pacific Properties, Inc. are advised to read the proxy statement carefully when it becomes available because it will contain important information about the plan of liquidation, the persons soliciting proxies related thereto and the election of directors, their interests in the liquidation, and related matters. Investors and securityholders may obtain free copies of the proxy statement (when available) and other documents filed by Burnham at the Securities and Exchange Commission's website at www.sec.gov.

Free copies of the proxy statement will also be available from Burnham by directing such requests to the attention of Daniel B. Platt, Chief Financial Officer, Burnham Pacific Properties, Inc., 110 West A Street, San Diego, California 92101, telephone 619/652/4700.

INFORMATION CONCERNING PARTICIPANTS

Burnham, its directors, executive officers and certain other members of management and employees may solicit proxies from Burnham stockholders in favor of the plan of liquidation and the election of directors. As of the date of this communication, the officers and directors of Burnham each beneficially own less than 1% of the outstanding common stock of Burnham, other than Malin Burnham who beneficially owns approximately 1.65%.

Contact:
     Burnham Pacific Properties, Inc.
     Daniel B. Platt, 619-652-4700
     Chief Financial Officer
     Fax: 619-652-4711
     dbplatt@bpac.com